Exhibit 3.11

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK OF
BRAZIL MINERALS, INC.

Brazil Minerals, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Nevada does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Corporation's Articles of Incorporation and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors duly adopted the following resolutions:

RESOLVED, that the designations, powers, preferences and rights of the Series B Convertible Preferred Stock (the "Series B Preferred Stock") be, and they hereby are as set forth below:

Section 1.                          Designation and Number.

The number of shares initially constituting the Series B Preferred Stock shall be one million (1,000,000), which number may be changed by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Series B Preferred Stock without the written consent of the holders of 100% of the Series B Preferred Stock.

The shares of Series B Preferred Stock shall be issued by the Corporation for their Original Issue Price, which shall be one thousand U.S. dollars ($1,000) per share.

Section 2.                          Dividends.

(a)            From and after the original date of issuance of the Series B Preferred Stock, cumulative dividends on outstanding shares of Series B Preferred Stock shall accrue, whether or not declared by the Board of Directors at the rate of 10% per annum. All accrued dividends on any outstanding shares of Series B Preferred Stock shall be paid in shares of Common Stock of the Corporation ("Common Stock"). The dividend payment date shall be December 31 of every calendar year for which there were outstanding shares of Series B Preferred. If the holder elects to convert the Series B Preferred Stock in accordance with Section 5(a) hereof, each holder of Series B Preferred Stock shall have his dividends paid at the time of conversion instead of December 31.

(b)            In addition to the dividends accruing on the Series B Preferred Stock pursuant to Section 2(a) hereof, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities or property, the Corporation shall simultaneously declare and pay a dividend on the Series B Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares of Series B Preferred Stock had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

Exhibit 3.11 -- Page 1

Section 3.                          Voting Rights.

(a)            In addition to the rights provided in this Section 3 or by law, the holders of Series B Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote (including, but not limited to, the election of directors of the Corporation), in the same manner and with the same effect as such holders of Common Stock, except as set forth in this Section 3, voting together with the holders of Common Stock as one class.  Each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of whole and fractional shares of Common Stock into which such share is then convertible.

(b)            So long as the Series B Preferred Stock is outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to receive notice of all special and annual meetings of stockholders in accordance with the Articles of Incorporation of the Corporation (as amended from time to time, the "Charter") and By-laws of the Corporation (as amended from time to time, the "By-laws") as if such holder were a holder of Common Stock.

(c)            Notwithstanding anything herein to the contrary, for so long as any share of Series B Preferred Stock is outstanding, the Corporation shall not effect any of the following, whether directly or indirectly, by amendment, merger, consolidation, reclassification, recapitalization or otherwise, without first obtaining the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock at a meeting or by written consent, considered as a separate class (and any such act or transaction entered into without such approval shall be null and void ab initio and of no force or effect): alter, amend or waive any provision of the Charter, this Certificate of Designation or the By-laws in a manner that would be materially adverse to the powers, rights, preferences or privileges of the Series B Preferred Stock.

Section 5.                          Conversion.

(a)            At any time until December 31, 2016, each holder of Series B Preferred Stock may elect to convert all or a portion of the Preference Amount into that number of shares of Common Stock equal to the Preference Amount divided by the conversion price ("Conversion Price"). The Conversion Price shall be a 40% discount to the average of the lowest 5 closing prices of the Corporation's Common Stock in the 20 calendar day period ended on the day before a Notice of Conversion is given. Notwithstanding anything to the contrary contained herein, except for the next sentence, the Conversion Price shall not be higher than $0.03 (the "Ceiling") nor lower than $0.000033 (the "Floor"). The Ceiling and Floor shall be adjusted for stock splits or dividends, if any, even if such amounts are higher than the Ceiling and/or lower than the Floor. Each holder will inform the Corporation of such holder's intent to convert by delivering to the Corporation a Notice of Conversion, the form of which is attached hereto as Annex A (a "Notice of Conversion").  In connection with a conversion the holder shall send back to Corporation any certificates of Series B Preferred for which conversion is being requested, along with applicable executed stock transfer powers. For purposes of this Section 5, the term "Preference Amount" means, with respect to each share of Series B Preferred Stock, an amount equal to the Original Issue Price plus an amount equal to all accrued and unpaid dividends (whether or not declared) on such share.

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(b)            If the holder has held the Series B Preferred Stock for six months and the shares may otherwise be immediately sold by the holder under the United States securities laws, the Corporation shall use reasonable efforts to assist the holder, upon receipt of a Notice of Conversion, in receiving unlegended shares at the holder's designated broker-dealer account via DWAC transfer from Corporation's transfer agent. Among other things, the Corporation shall provide to the holder a legal opinion in a form satisfactory to the Corporation's transfer agent to allow such issuance by DWAC.

(c)            All conversions hereunder shall be applied first to the portion of the Preference Amount equal to any accrued dividends and then to the portion of the Preference Amount equal to the Original Issue Price. From and after the Conversion Date, assuming rightful delivery of the Notice of Conversion to the Corporation, the portion of this Series B Preferred Stock converted shall represent and be enforceable only as to the right to receive the shares of Common Stock issuable upon such conversion.  Promptly after receipt of a Notice of Conversion from a holder, the Corporation shall issue and deliver to such holder, one or more certificates representing such shares of Common Stock issued as set forth in the Notice of Conversion.  Thereupon, the Corporation shall have no further obligation with respect to the Preference Amount of the Series B Preferred Stock converted, and if all of the Preference Amount of such shares of Series B Preferred Stock shall be converted into Common Stock, then the certificate for shares of Series B Preferred Stock shall be cancelled. In lieu of issuing a fraction of a share of Common Stock upon the conversion of the Series B Preferred Stock, the Corporation shall round up the shares of Common Stock to be issued to the next whole number of shares.

(d)            At 5:00 p.m. PST on December 31, 2016, all outstanding Series Preferred B Stock shall, without any action being required of any holder, automatically convert into Common Stock of the Corporation at the then applicable Conversion Price. Promptly after December 31, 2016, the Corporation shall issue and deliver to each holder, one or more certificates representing such shares of Common Stock issued in the name of the holder.  Thereupon, the Corporation shall have no further obligation with respect to the amount of the Series B Preferred Stock converted.

Section 6.                          Modification; Amendment or Waiver.  The terms of this Certificate of Designation shall not, by merger, consolidation or otherwise, be amended, waived, altered or repealed without the affirmative vote of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting as a separate class.  Any right or preference of the Series B Preferred Stock set forth in this Certificate of Designation may be waived pursuant to a written instrument signed by the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, which written instrument shall specifically set forth the right or preference being waived and the extent of such waiver.

Section 7.                          Notices.  Whenever notice is required to be given to this Certificate of Designations, unless otherwise provided herein, such notice shall be given at the address then set forth in the Corporation's records.

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